SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):   JANUARY 5, 1998
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                      BANGOR HYDRO-ELECTRIC COMPANY
           ----------------------------------------------------
          (Exact name of registrant as specified in its charter)





          MAINE                       0-505               01-0024370
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 (State of Incorporation)     (Commission File No.)   (IRS Employer ID No.)





     33 STATE STREET, BANGOR, MAINE                       04401
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(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:   207-945-5621


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Current Report, Form 8-K                       Date of Report
BANGOR HYDRO-ELECTRIC COMPANY                  JANUARY 23, 1998
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ITEM 5.  OTHER EVENTS
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          STORM DAMAGE
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          Beginning on January 5, 1998, much of the State of Maine experienced weather conditions that included snow, sleet and freezing rain, culminating in a sleet storm on January 7, 8 and 9. Heavy icing conditions caused trees to fall into power lines and also caused power lines to fall from the added weight of the ice. Damage to transmission and distribution equipment was widespread throughout the Company's service territory. One of the Company's major transmission lines serving the eastern part of its service territory was entirely destroyed for a stretch of approximately eight miles. By January 9, an estimated 60,000, or roughly 60%, of the Company's customers were without power at the same time due to damage from the storm. The Governor of Maine declared a state of emergency, and President Clinton declared the State of Maine a Federal disaster area.

          The effort to restore power and repair transmission and distribution equipment has been extensive. Lineworkers and tree crews from throughout the eastern United States and Canada participated in the effort, and by January 18, power had been restored to all but a few of the Company's customers. The cost of the restoration is still being determined but it is expected to total as much as $5 million or more. The Maine Public Utilities Commission ("MPUC") has issued an order authorizing the Company to accrue incremental storm damage expenses for future recovery through the rates charged to customers. The MPUC is expected to investigate the prudence of the costs incurred and to establish a time frame for the recovery of the prudently incurred costs. The Company believes its storm damage costs were prudently incurred and that it should, therefore, be allowed to recover them in rates.


          PROPOSED INCREASE IN RETAIL RATES
         ---------------------------------

          As previously reported, the Company requested in 1997 that the MPUC authorize an increase in its retail rates by an amount designed to increase annual revenues by approximately $22 million. Pursuant to the requirements of Maine law, the MPUC must issue its decision by February 9, 1998, and it is expected that any rate increase authorized will take effect on or before March 1, 1998.

      On January 16, the MPUC's advisory staff issued a recommended decision, or "Examiners' Report", which calls for an increase in the Company's annual revenues of approximately $13.6 million. While there are many factors that explain the difference between the MPUC staff recommendation and the Company's requested increase, much of that difference is attributable to the proposed accounting treatment of various costs and the deferral of other costs for future consideration, including the deferral of certain costs associated with the Company's ownership interest in the Maine Yankee nuclear power plant pending a determination by the Federal Energy Regulatory Commission of prudence issues. While those accounting recommendations would affect the timing of receipt of revenues by the Company and would require the Company to finance the payment of the associated costs, they should not significantly affect the Company's earnings during the period that the new rates are effective.

          The MPUC staff recommendation is based upon a determination that the Company should be allowed to earn an annual return of 12.75% on common equity. It also includes a proposal for a "rate plan" under which the Company's rates would be subject to an annual adjustment beginning on May 1, 1999 to account for inflation with an offset for assumed increases in productivity. Other than that annual adjustment, the Company would not be permitted to change its rates unless its return on equity exceeded or fell short of the allowed return by more than 400 basis points.

          All parties in the Company's rate case will be permitted to file written comments on the MPUC staff recommendation before it is considered by the MPUC. The MPUC may accept or reject, in whole or in part, the MPUC Staff recommendation. Accordingly, the Company cannot predict the final outcome of the rate increase request.


          FINANCIAL COVENANTS UNDER LENDING AGREEMENTS
           --------------------------------------------

          As previously reported, the Company has negotiated with its bank lending group new levels of financial covenants contingent upon the completion of certain transactions relating to a power sale contract with UNITIL Power Corp. on or before January 15, 1998. Those transactions have not yet been completed, but the banks have agreed to extend the deadline and waivers of potential financial covenant violations until February 15, 1998.

                                   BANGOR HYDRO-ELECTRIC COMPANY



                                   by   /s/ Frederick S. Samp
                                     ----------------------------

                                     Frederick S. Samp
                                     Chief Financial Officer

Dated:  January 23, 1998